Exhibit 3.1

FORM OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF
POP STARZ VENTURES 3, INC.

Pop Starz Ventures 3, Inc., a corporation organized and existing under and by virtue of the General Corporation Law (the “GCL”) of the State of Delaware (the “Corporation”), does hereby certify:

1.         That at a Meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and for consideration thereof by the Corporation’s shareholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered “I” so that, as amended, said Article shall be and read as follows:

The name of this Corporation is “Catalyst Holding Group Incorporated”.

2.         That thereafter, the holders of 100% of the Corporation’s issued and outstanding shares of capital stock approved the Board resolution to amend the Company’s certificate of incorporation. As a result, the Corporation has secured the required vote for approval of the amendment to the Company’s certificate of incorporation.

3.         That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the state of Delaware.

4.	That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Kenneth Green, the Company’s chief executive officer, and authorized signatory this ___ day of September 2009.

BY:

_______________________
Kenneth Green, CEO